Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

FIRST QUARTER 2008 FINANCIAL RESULTS

•	Revenue of $29.1 million grew 36% year-over-year; non-GAAP diluted EPS of $0.16 grew 33% year-over-year

•	Record number of new, strategic customer relationships entered into during first quarter

•	Announces approval of share buyback program for up to $25 million

BRIDGEWATER, N.J. – May 6, 2008 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced its financial results for the first quarter 2008.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, “Our update for the first quarter and full year 2008 is mixed. We have materially lowered our growth expectations for 2008 due in large part to reduced revenues associated with the iPhone, which masks the underlying growth and momentum of the rest of our business. Our growing brand and significant long-term growth opportunity is evidenced by the company winning more new, strategic customer initiatives in the past quarter than any other time in the company’s eight year history. As a result of our confidence in the direction of the company and our long-term growth opportunity, our board of directors has approved a share repurchase program for up to $25 million.”

Waldis concluded, “We believe most communications service providers in North America and Europe recognize Synchronoss as the leading software company that will drive the activation process for fixed mobile devices. This has led to a number of new customer engagements that we believe have significant long-term potential which is expected to be realized in 2009 and beyond. For example, we recently began work with one of the largest wireless service providers in Europe, a worldwide leader in sales of handset devices, and a distributor of wireless devices. Each of these represents a first-of-a-kind, direct customer relationship for Synchronoss. We also initiated a major extension to our relationship with Time Warner Cable and signed an agreement to support a nationwide rollout of a communications service provider who plans to launch fixed mobile devices for the first time.”

For the first quarter of 2008, Synchronoss reported net revenue of $29.1 million, representing an increase of 36.5% on a year-over-year basis. Gross profit for the first quarter of 2008 was $15.7 million, including the impact of fair value stock compensation expense, representing a related gross margin of 53.9%. Synchronoss reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $6.5 million, including $1.6 million of fair value stock-based compensation expense. Based on an effective tax rate of 41.8% in the first quarter of 2008, GAAP net income was $4.3 million, leading to GAAP diluted earnings per share of $0.13.

Non-GAAP gross profit for the first quarter of 2008 was $16.0 million, an increase of 35.5% on a year-over-year basis. The related non-GAAP gross margin for the first quarter of 2008 was 55%, a decrease from 58% in the fourth quarter of 2007 and even with the first quarter of 2007. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $8.2 million in the first quarter of 2008, representing growth of 37.6% on a year-over-year basis and a non-GAAP operating margin of 28%. Non-GAAP net income in the first quarter was $5.2 million, leading to non-GAAP diluted earnings per share of $0.16.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $102.0 million at March 31, 2008, an increase of approximately $6.1 million compared to the end of the previous quarter.

Lawrence R. Irving, Chief Financial Officer and Treasurer, stated, “Synchronoss will be increasing its investments in the near-term to support the launch of a number of new, strategic customers and transaction types, which combined with our updated transaction mix expectations, are expected to have an adverse impact on gross margins. We view 2008 as a transition year and expect to improve gross and operating margins in 2009 as new transactions ramp and we gain leverage on our investments.”

Irving added, “We expect the run rate of our business outside of ATT to represent over 40% of our total revenue as we exit 2008, in spite of the fact that we do not expect to see the majority of the impact from recently added customer engagements until 2009 and beyond. The increasing diversification of our revenue and customer base is a significant, long-term positive for the company.”

Other Highlights

•	Business related to AT&T was approximately $21 million in the first quarter, representing 72% of the total revenue in the first quarter, compared to 76% in the previous quarter.

•	Business outside of the AT&T relationship generated approximately $8 million in revenue during the first quarter. This represented 28% of total revenue, compared to 24% in the previous quarter.

•	The company announced a partnership with ATG to deliver a seamless purchase and activation process for complex service bundles including voice, video, wireless, high speed internet access and content to the telecommunications industry. The result is an end-to-end solution that enables service providers to deliver products and services to customers faster, with a lower capital expenditure, accelerated order-to-cash process, and an optimal end user experience.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on May 6, 2008, at 4:30 p.m. (EST) to discuss the company’s financial results and outlook. To access this call, dial (866) 383-8009 (domestic) or (617) 597-5342 (international). The pass code for the call is 55814071. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

A replay of this conference call will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 16421614. An archived web cast of this conference call will also be available on the “Investor Relations” page of the Company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three months ended March 31, 2008.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow(R) and ConvergenceNow(R) software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,191	$92,756
Marketable securities	1,366	1,891
Accounts receivable, net of allowance for doubtful accounts of $53 and $448 at March 31, 2008 and December 31, 2007, respectively	25,231	26,710
Prepaid expenses and other assets	2,947	2,949
Deferred tax assets	207	247

Total current assets	129,942	124,553
Marketable securities	445	1,210
Property and equipment, net	9,310	10,467
Deferred tax assets	2,944	2,498
Other assets	324	290

Total assets	$142,965	$139,018

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$602	$1,681
Accrued expenses	6,412	9,495
Deferred revenues	1,261	373

Total current liabilities	8,275	11,549
Other liabilities	688	678
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 32,833 and 32,726 shares issued; 32,737 and 32,630 outstanding at March 31, 2008 and December 31, 2007, respectively	3	3
Treasury stock, at cost (96 shares at March 31, 2008 and December 31, 2007)	(19)	(19)
Additional paid-in capital	101,502	98,596
Accumulated other comprehensive income	3	4
Retained earnings	32,513	28,207

Total stockholders’ equity	134,002	126,791

Total liabilities and stockholders’ equity	$142,965	$139,018

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Net revenues	$29,110	$21,329
Costs and expenses:
Cost of services (1)	13,407	9,642
Research and development (1)	2,422	1,932
Selling, general and administrative (1)	5,267	3,240
Depreciation	1,465	1,087

Total costs and expenses	22,561	15,901

Income from operations	6,549	5,428
Interest income	857	944
Interest expense	(10)	(15)

Income before income tax expense	7,396	6,357
Income tax expense	(3,090)	(2,663)

Net income	$4,306	$3,694

Net income per common share:
Basic	$0.13	$0.12

Diluted	$0.13	$0.11

Weighted-average common shares outstanding:
Basic	32,528	32,112

Diluted	33,407	32,989

(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$302	$124
Research and development	130	52
Selling, general and administrative	1,190	336

Total fair value stock-based compensation expense	$1,622	$512

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$6,549	$5,428
Add: Fair value stock-based compensation	1,622	512

Non-GAAP income from operations	$8,171	$5,940

GAAP net income attributable to common stockholders	$4,306	$3,694
Add: Fair value stock-based compensation, net of tax	943	299

Non-GAAP net income	$5,249	$3,993

Diluted non-GAAP net income per share	$0.16	$0.12

Shares used in per share calculation	33,407	32,989

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Operating activities:
Net income	$4,306	$3,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,465	1,087
Deferred income taxes	(406)	(13)
Stock-based compensation	1,671	563
Changes in operating assets and liabilities:
Accounts receivable, net allowance for doubtful accounts	1,479	(2,952)
Prepaid expenses and other current assets	2	(264)
Other assets	(34)	27
Accounts payable	(1,079)	3,025
Accrued expenses	(2,385)	(2,078)
Tax benefit from stock option exercise	(698)	—
Other liabilities	10	—
Deferred revenues	888	312

Net cash provided by operating activities	5,219	3,401
Investing activities:
Purchases of fixed assets	(308)	(4,416)
Purchases of marketable securities available for sale	(490)	(787)
Sale of marketable securities available for sale	1,780	1,588

Net cash provided by (used in) investing activities	982	(3,615)
Financing activities:
Proceeds from the exercise of stock options	536	373
Excess tax benefit from stock option exercise	698	—
Repayment of equipment loan	—	(166)

Net cash provided by financing activities	1,234	207

Net increase (decrease) in cash and cash equivalents	7,435	(7)
Cash and cash equivalents at beginning of year	92,756	73,905

Cash and cash equivalents at end of period	$100,191	$73,898

Contacts:
Investor: Tim Dolan 617-956-6727
investor@synchronoss.com

Media: Stacie Hiras 908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc. The Synchronoss logo, Synchronoss, ActivationNow and ConvergenceNow are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.